Exhibit 10.1

ZVV MEDIA PARTNERS, LLC

AND

ZASH GLOBAL MEDIA AND ENTERTAINMENT CORPORATION

24 Aspen Park Blvd.

East Syracuse, NY 13057

October 1, 2021

AdRizer LLC

1570 Boulevard of the Arts

Sarasota, FL 34236

Re:	Letter of Intent

Dear Ken:

This letter of intent (the “Letter of Intent”) is intended to summarize the principal terms of a proposal by ZVV Media Partners, LLC and ZASH Global Media and Entertainment Corporation, a Delaware corporation (collectively referred to as “Zash”), to acquire all the outstanding membership and other equity interests of AdRizer LLC, a Delaware limited liability company (the “Company”), from the Company’s equity holders (the “Selling Members”). The foregoing transaction, as more fully described herein, is referred to herein as the “Transaction,” and Zash, the Selling Members, and the Company may each be referred to as a “Party” and collectively as the “Parties.”

1. The Transaction.

(a) Zash or its affiliate will acquire all the outstanding membership/equity interests in the Company, either via merger, purchase of such membership/equity interests from the Selling Members, or other transaction structure, as mutually agreed following discussions with the Parties’ respective legal and tax advisors, such that the Company will continue as a wholly owned subsidiary of Zash, for an aggregate purchase price of $108,000,000 (the “Purchase Price”) and payable as follows:

(i) $15,000,000 in cash payable at closing of the Transaction (the “Closing”).

(ii) $10,000,000 in cash, which will be placed in escrow with an escrow agent to be agreed upon by the Parties for a 12-month period after the Closing to secure the indemnification obligations of the Selling Members under the Definitive Agreement (as defined below) (the “Escrow Amount”). Subject to the indemnification obligations, the Escrow Amount shall be released 12 months following the Closing.

  (iii) $83,000,000 in common stock of Zash (the “Stock Consideration”). The Stock Consideration value shall be based on a mutually agreeable valuation of Zash. The Stock Consideration shall be subject to (1) a two-year lock-up period and leak-out agreement on substantially the same basis as the founders and executive management of Zash; provided, however, the agreements signed by the Selling Members shall contain a provision providing that any favorable amendments or modifications to the agreement signed by founders and executives of Zash shall automatically apply to the agreements signed by the Selling Members, and (2) such other stockholder obligations reasonably required by Zash in connection with the merger transaction between Zash and Vinco Ventures, Inc. (“Vinco”) or otherwise, including, but not limited to, customary drag along obligations (subject to customary limitations) related to such merger such that the Stock Consideration shares are exchanged for shares of Vinco pursuant to the terms and conditions of such merger transaction documents; provided in each case under this clause (2) that all such obligations are also applicable to all similarly situated stockholders of Zash.

(b) The Purchase Price assumes that the Company is cash-free and debt-free and has sufficient working capital to satisfy its liabilities in the ordinary course of business. The Purchase Price will be subject to a working capital adjustment equal to the difference, positive or negative, between the Company’s working capital (inclusive of cash but net of all third-party debt), at the Closing and a working capital target to be agreed upon by the parties and set forth in the Definitive Agreement (as defined below). The amount of the Purchase Price adjustment will be estimated as of the Closing and finally adjusted post-Closing in accordance with the Definitive Agreement. For purposes of determining working capital, the historical practices of the Company will be used.

(c) Separate from the Purchase Price, Zash will invest a minimum of$ 5,000,000 of cash in the Company for its post-Closing working capital needs, to be funded $1,000,000 at Closing and $1,000,000 every 3 months thereafter, unless otherwise mutually agreed in a budget to be agreed upon by the Parties in connection with the Definitive Agreement or subsequently modified by mutual agreement of Zash and Company CEO Ken Bond.

(d) The Definitive Agreement shall provide that, subject to the terms and conditions therein, the Closing shall occur by December 31, 2021 (the “Deadline Date”).

(e) Prior to, and effective as of, the Closing, Company CEO Ken Bond will enter into a three-year employment agreement with Zash or its designee to provide post-Closing services upon terms and conditions (including as to retention, cash bonus opportunities, and equity compensation) to be reasonably agreed between the Parties and Mr. Bond.

2. Definitive Agreement.

(a) After execution of this Letter of Intent the Parties will commence to negotiate a definitive agreement (the “Definitive Agreement”) and customary ancillary agreements effectuating the Transaction, to be drafted by Zash’s counsel. The Parties will endeavor to structure the Transaction in a tax efficient manner.

(b) The Definitive Agreement will include the material terms and conditions set forth herein and such other representations, warranties, conditions, covenants, releases, escrows, indemnities and other terms and conditions that are customary for transactions of this kind.

(c) The Definitive Agreement will include customary termination provisions. In addition, the Company will have the right to terminate the Definitive Agreement if, among other things (i) the merger contemplated by and among Vinco, Vinco Acquisition Corporation, and Zash, as amended or restated from time to time does not close by the Deadline Date, or (ii) Zash materially breaches, or fails to timely satisfy any pre-Closing covenant or Closing condition of, the Definitive Agreement (other than as a result of a breach by the Company or the Selling Member), and such breach or failure is not waived by the Selling Members or timely cured by Zash (each of the foregoing clauses (i)-(ii), a “Qualifying Termination Event”).

(d) The Definitive Agreement will further provide that, in the event (i) the Company terminates the Definitive Agreement as a result of a Qualifying Termination Event, or (ii) Zash terminates the Definitive Agreement for any reason other than a material breach, or failure to timely satisfy any pre-Closing covenant or Closing condition of, the Definitive Agreement by the Selling Members or the Company (other than as a result of a breach by Zash and other than any such breach or failure that is timely cured in accordance with the provisions of the Definitive Agreement), the Selling Members shall be entitled to reimbursement for their legal and professional fees incurred in connection with the Transaction, not to exceed $250,000 in the aggregate.

3. Conditions. Zash’s obligation to close the Transaction will be subject to customary conditions, including, but not limited to, the following:

(a) Zash’s satisfactory completion of due diligence in its sole discretion;

(b) the Parties’ execution of the Definitive Agreement and any ancillary agreements thereto, and mutual performance in accordance with their terms;

(c) the receipt of all necessary consents and approvals from all third-parties, including counterparties to material contracts of the Company and any governmental authority;

(d) there being no material adverse change in the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company;

(e) there being no pending or threatened litigation regarding the Transaction or the Definitive Agreement not previously disclosed by Company;

(f) board of directors and stockholders of Zash and the board of directors or managers or similar governing body and Selling Members of Company approving the Transaction; and

(g) delivery of customary Closing certificates and other documentation.

4. Due Diligence. From and after the date of this Letter of Intent, the Company will provide Zash and its advisors reasonable access during normal business hours to the records concerning the Company and its subsidiaries and affiliates for the purpose of completing Zash’s due diligence review. The due diligence investigation will include, but is not limited to, a complete review of applicable business, financial, legal, tax, intellectual property records and agreements, membership interests and any other equity interests of the Selling Members, rights and obligations of the Selling Members, and any other matters Zash’s accountants, legal counsel and other advisors reasonably deem relevant. Zash shall not contact any Selling Members (other than the Company’s CEO), employees, customers, or suppliers of the Company about this Transaction without prior written consent (which may be in the form of an email) of the Company’s CEO.

5. Exclusivity. In consideration of the expenses that Zash has incurred and will incur in connection with the proposed Transaction, the Company agrees that until such time as this Letter of Intent has terminated in accordance with the provisions of Section 9 (Termination) (the “Exclusivity Period”), the Company and the Selling Members who are aware of the discussions between the Company and Zash regarding the potential Transaction will not, and will each cause its subsidiaries and affiliates and its and their respective representatives, officers, employees, directors, agents, members, equityholders, financial advisors, consultants, and brokers (each, a “Company Party”) not to, knowingly solicit, entertain, negotiate, facilitate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons, including any Company Party, other than Zash and its affiliates (an “Acquisition Proposal”), to acquire all or any material part of the business or properties of, or all or any material portion of the membership interests of (or any other ownership or economic interest in) the Company or any of its subsidiaries and affiliates (if any), whether by merger, purchase of equity, purchase of assets, tender offer or otherwise, or provide any non- public information to any third-party in connection with an Acquisition Proposal or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Transaction with Zash. The Company agrees to immediately notify Zash if a Company Party has received any indications of interest, requests for information or offers in respect of an Acquisition Proposal, and will communicate to Zash the name of the party making such indication, request or offer. Immediately upon execution of this Letter of Intent, the Company will, and will cause each Company Party to, terminate any and all existing discussions or negotiations with any person or group of persons, including any Company Party, other than Zash and its affiliates, regarding an Acquisition Proposal. The preceding restrictions shall also apply in the event of and during the pendency of any bankruptcy proceeding with respect to any Company Party. The Exclusivity Period shall be subject to early termination as provided in Exhibit A.

6. [Reserved.]

7. Confidentiality. This Letter of Intent is confidential to the Parties and each of their subsidiaries and affiliates, and their respective representatives and agents, and is subject to the Mutual Non-Disclosure Agreement between the Parties entered into as of July 29, 2021 (the “Confidentiality Agreement”).

8. Expenses. Except as set forth in Section 12 (Attorneys’ Fees), each Party shall be responsible for and bear all of its own costs and expenses (including any broker’s or finder’s fees) incurred at any time in connection with pursuing or consummating the Transaction.

9. Termination. This Letter of Intent will automatically terminate and be of no further force and effect upon the earlier of (i) the execution of the Definitive Agreement, (ii) the mutual agreement of the Parties, (iii) the delivery of a termination notice by either Party, at any time after the close of business on the 45th day after the date hereof, and (iv) the delivery by the Company of written notice of termination following the occurrence of any of the events set forth on Exhibit A. Notwithstanding anything in the previous sentence (a) Sections 7 through 14 shall survive the termination of this Letter of Intent, and (b) the termination of this Letter of Intent shall not affect any rights any Party has with respect to the breach of this Letter of Intent by another Party prior to such termination.

10. Governing Law; Venue. This Letter of Intent will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. The Parties hereto hereby irrevocably and unconditionally (i) consent to submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware for any action, suit or proceeding arising out of or relating to this Letter of Intent (and the Parties hereby irrevocably and unconditionally agree not to commence any such action, suit, or proceeding except in such courts),

(ii) waive any objection to the laying of venue of any such action, suit or proceeding in any such courts and (iii) waive and agree not to plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

11. No Third-Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein is intended or will be construed to confer upon any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Letter of Intent.

12. Attorneys’ Fees. If any action is brought to enforce or interpret any provision of this Letter of Intent, or the rights or obligations of any Party hereunder, the prevailing or successful Party will be entitled to recover all reasonable attorneys’ fees and costs incurred or sustained by such Party in connection with such action.

13. No Binding Agreement. This Letter of Intent reflects the intention of the Parties only and neither this Letter of Intent nor its acceptance shall give rise to any legally binding or enforceable obligation on any Party, except regarding Sections 5 through 14 hereof (which Sections are binding and enforceable) (the “Binding Provisions”). Other than the Binding Provisions, no contract or agreement providing for any transaction involving the Parties shall be deemed to exist hereunder unless and until the Definitive Agreement has been executed and delivered.

14. Miscellaneous. This Letter of Intent may be executed in counterparts, each of which will be deemed to be an original, but all of which together will constitute one agreement. Executed counterparts to this Letter of Intent may be delivered via facsimile, via PDF in an email transmission or other electronic transmission (e.g., DocuSign). The headings of the various sections of this Letter of Intent have been inserted for reference only and will not be deemed to be a part of this Letter of Intent.

[signature page follows]

If you agree with the terms set forth above and desire to proceed with the actions related to the proposed Transaction on that basis, please sign this Letter of Intent in the space provided below.

Very truly yours,

ZASH GLOBAL MEDIA AND ENTERTAINMENT CORPORATION

By:
Name:	TED FARNSWORTH
Title:	Co-Founder

ZVV MEDIA PARTNERS, LLC

By:
Name:	CHRIS FERGUSON
Title:	DIRECTOR

AGREED TO AND ACCEPTED:

ADRIZER LLC

By:
Name:	KEN BOND
Title:	CEO

Exhibit A

Early Termination

The Company shall have the right to terminate the Exclusivity Period and this Letter of Intent upon written notice to Zash in the event that:

(i) Zash does not make commercially reasonable efforts to deliver an initial draft of the Definitive Agreement within 21 days following the date hereof;

(ii) the Plan of Merger by and among Vinco, Vinco Acquisition Corporation, and Zash is terminated for any reason;

(iii) Zash indicates in writing that it wishes to materially change any of the economic terms or the other material terms contained herein in a manner adverse to the Company or the Selling Members; or

(iv) Zash materially breaches any of its obligations under the Confidentiality Agreement.